GRACO INC.
88 Eleventh Avenue N.E.
Minneapolis, MN 55413

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

        Please join us on Tuesday, May 6, 2003, at 1:00 p.m. for Graco's Annual Meeting of Shareholders at the George Aristides Riverside Center, which is located at 1150 Sibley Street N.E., Minneapolis, Minnesota.

        At this meeting, shareholders will consider the following matters:

         1.     Election of two directors to serve for three-year terms.

         2.     Approval of the Executive Officer Annual Incentive Bonus Plan.

         3.     Ratification of the selection of Deloitte & Touche LLP as independent auditors for the fiscal year 2003.

         4.     Transaction of such other business as may properly come before the meeting.

        Shareholders of record at the close of business on March 6, 2003, are entitled to vote at this meeting or any adjournment.

        We encourage you to join us and participate in the meeting. If you are unable to do so, you may either call our toll-free telephone vote number, or mark and return the enclosed Proxy Card. Have your Proxy Card in front of you when you make your call as it contains important information which is required to access the system.

        If you do not call us, return your Proxy Card or vote your shares in person at the meeting, you will lose your right to vote on matters that are important to you as a shareholder. Accordingly, if you do not plan to attend the meeting, please call 1-800-240-6326 to vote your shares, or execute and return the enclosed Proxy Card. This will not prevent you from voting in person if you decide to attend the meeting.

Sincerely,

\David A. Roberts	\Robert M. Mattison
David A. Roberts	Robert M. Mattison
President and Chief Executive Officer	Secretary

March 27, 2003
Minneapolis, Minnesota

YOUR VOTE IS IMPORTANT

We urge you to call our transfer agent any time toll-free at 1-800-240-6326 and vote your shares. Have your Proxy Card in front of you when you make your call as it contains important information, including a unique shareholder control number that is required to access the system. Follow the prompts in the automated menu. If you do not wish to take advantage of the telephone voting, please mark, date and sign the Proxy Card and return it in the accompanying envelope as soon as possible. If you attend the meeting, you may still revoke your proxy and vote in person if you wish.

A copy of the 2002 Graco Inc. Annual Report on Form 10-K, including the Financial Statements and the Financial Statement Schedule, can be obtained free of charge by calling (612) 623-6659, requesting a copy from our web site at www.graco.com, or writing:

Treasurer Graco Inc. P.O. Box 1441 Minneapolis, Minnesota 55440-1441

NOTE: Vote by telephone – call 1-800-240-6326

GRACO INC.
Eleventh Avenue N.E.
Minneapolis, MN 55413

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 6, 2003

        Your proxy, represented by the accompanying Proxy Card, is solicited by the Board of Directors of Graco Inc. (“Graco” or the “Company”) in connection with the Annual Meeting of the Shareholders of the Company to be held on May 6, 2003, and any adjournments of that meeting.

        The costs of the solicitation, including the cost of preparing and mailing the Notice of Meeting and this Proxy Statement, will be paid by the Company. Solicitation will be primarily by mailing this Proxy Statement to all shareholders entitled to vote at the meeting. Proxies may be solicited by officers of the Company personally, but at no compensation in addition to their regular compensation as officers. The Company may reimburse brokers, banks and others holding shares in their names for third parties, for the cost of forwarding proxy material to, and obtaining proxies from, third parties. The Proxy Statement and accompanying Proxy Card will be mailed to shareholders on or about March 27, 2003.

        Proxies may be revoked at any time prior to being voted by giving written notice of revocation to the Secretary of the Company. All properly executed proxies received by management will be voted in the manner set forth in this Proxy Statement or as otherwise specified by the shareholder giving the proxy.

        Shares voted as abstentions on any matter (or a “withhold vote for” as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

        Only shareholders of record as of the close of business March 6, 2003, may vote at the meeting or at any adjournment. As of that date, there were issued and outstanding 47,753,767 common shares of the Company, the only class of securities entitled to vote at the meeting. Each share registered to a shareholder of record is entitled to one vote. Cumulative voting is not permitted.

PROPOSAL 1

ELECTION OF DIRECTORS

NOMINEES AND OTHER DIRECTORS

        The number of directors of the Company is currently set at a maximum of 12 members. The directors are divided into three classes as equal in number as reasonably possible. Vacancies may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen hold office for a term expiring at the next Annual Meeting of Shareholders. Board policy states that no director may continue to serve on the Board after the last day of the month of his/her seventieth (70th) birthday.

        At the forthcoming Annual Meeting, two persons are to be elected to the Company’s Board of Directors. The Board has nominated Robert G. Bohn and William J. Carroll for three-year terms expiring in the year 2006. Both of these individuals have previously been elected as directors of the Company by the shareholders.

        Unless otherwise instructed not to vote for the election of directors, proxies will be voted to elect the nominees. A director candidate must receive the vote of a majority of the voting power of shares present in order to be elected. Unless the Board reduces the number of directors, the enclosed proxy will be voted to elect the replacement nominee designated by the Board in the event that a nominee is unable or unwilling to serve.

        The following information is given as of March 6, 2003 with respect to nominees for election and the seven directors whose terms of office will continue after the Annual Meeting. Except as noted below, each of the nominees and directors has held the same position, or another executive position with the same employer, for the past five years.

Nominees for election at this meeting to terms expiring 2006:

Robert G. Bohn

Mr. Bohn, 49, is Chairman, President and Chief Executive Officer, Oshkosh Truck Corporation, Oshkosh, Wisconsin, a designer, manufacturer and marketer of a broad range of specialty commercial, fire and emergency apparatus and military trucks. Mr. Bohn has been a director of Graco since June, 1999 and is a director of Oshkosh Truck Corporation.

William J. Carroll

Mr. Carroll, 58, is President-Automotive Systems Group, Dana Corporation, Toledo Ohio, which is engaged in the engineering, manufacturing and distribution of components and systems for worldwide vehicular and industrial manufacturers. Mr. Carroll has been a director of Graco since June, 1999.

Directors whose terms continue until 2004:

William G. Van Dyke

Mr. Van Dyke, 57, is Chairman, Chief Executive Officer and President, Donaldson Company, Inc., a diversified manufacturer of air and liquid filtration products. Mr. Van Dyke has been a director of Graco since 1995 and is a director of Donaldson Company, Inc. and Alliant TechSystems.

Mark H. Rauenhorst

Mr. Rauenhorst, 50, is the President and Chief Executive Officer of Opus Corporation, which is engaged in design, construction and real estate development activities, positions he assumed in 1999 and 2000 respectively. Beginning in 1996 he was President and CEO of Opus Northwest L.L.C. Mr. Rauenhorst has been a director of Graco since September, 2000 and is a director of Opus Corporation and ConAgra Foods, Inc.

J. Kevin Gilligan

Mr. Gilligan, 48, is President and Chief Executive Officer, Automation and Control Solutions, Honeywell International, Inc., a diversified manufacturer of electronics, controls and equipment for the aerospace, industrial and building management markets. In 1997 he became President, Solutions and Services Business, Home and Building Control of Honeywell Inc. Mr. Gilligan has been a director of Graco since February, 2001.

Directors whose terms continue until 2005:

Lee R. Mitau

Mr. Mitau, 54, is Chairman of the Board, a position he has held since May 7, 2002. He is the Executive Vice President and General Counsel of U.S. Bancorp, a regional bank holding company. U.S. Bank National Association, a subsidiary of U.S. Bancorp, provides Graco with cash management, loans and foreign exchange services, and is a trustee of the Graco Employee Retirement Plan. Mr. Mitau has been a director of Graco since 1990 and is a director of H.B. Fuller Company. (See section entitled Certain Business Relationships on page 14.)

James H. Moar

Mr. Moar, 54, was Chief Operating Officer of Tennant Company, a manufacturer of nonresidential floor cleaning equipment from 1998 to June 2002. From 1995 to 1998, he was Executive Vice President and Chief Operating Officer of DataCard Corporation. Mr. Moar has been a director of Graco since May, 2001.

Martha A.M. Morfitt

Ms. Morfitt, 45, is President, Chief Executive Officer and a director of CNS Inc., a manufacturer and marketer of consumer products, including the Breathe Right® nasal strip. From 1998 to 2001, she was Chief Operating Officer of CNS Inc. From 1997 to 1998, she was Vice President, Meals, and from 1994 to 1997, Vice President, Green Giant Brands, The Pillsbury Company. Ms. Morfitt has been a director of Graco since 1995.

David A. Roberts

David A. Roberts, 55, is President and Chief Executive Officer of the Company, a position he has held since June 25, 2001. Prior to joining Graco, from 1996 to June 2001 he was Group Vice President of the Marmon Group, where Mr. Roberts had responsibility for a group of companies with approximately $600 million in revenue and products including grocery store refrigeration, retail store fixtures and fast food restaurant equipment. Mr. Roberts has been a director of Graco since June, 2001.

Mr. Ronald O. Baukol will not stand for re-election and will retire from the Board effective May 6, 2003. Mr. David A. Koch will also retire from the Board effective May 6, 2003. Mr. George Aristides resigned from the Board effective November 1, 2002.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        During 2002, the Board of Directors met 7 times. Attendance of the Company’s directors at all Board and Committee meetings averaged 91 percent. During 2002, every director except Mr. Gilligan attended at least 75 percent of the aggregate number of meetings of the Board and all committees of the Board on which he or she served.

        The Board of Directors has an Audit Committee, a Governance Committee, and a Management Organization and Compensation Committee. Membership as of March 6, 2003, the record date, was as follows:

Audit	Governance	Management Organization And Compensation
W. G. Van Dyke, Chair	L. R. Mitau, Chair	M. A.M. Morfitt, Chair
W. J. Carroll	R. O. Baukol	R. G. Bohn
J. K. Gilligan	R. G. Bohn	W. J. Carroll
M. H. Rauenhorst	J. H. Moar	L. R. Mitau
	M. A.M. Morfitt	J. H. Moar
W. G. Van Dyke

Audit Committee (3 meetings in fiscal 2002 )

•

Reviews and discusses with the Company’s management and independent auditor the Company’s critical accounting policies and application of those policies, changes in accounting principles and the impact thereof, financial reporting and disclosures, and internal controls;

•

Selects the independent auditor, oversees the independence of the independent auditor, approves, in advance, the scope and fee arrangement of all examinations of the Company’s financial statements by the independent auditor, and considers and approves all permitted non-audit services performed by the independent auditor and the related fees;

•	Reviews and assesses the Audit Committee Charter annually; and
•	Reviews the internal audit results and evaluates internal audit performance.

The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, adopted by the Company’s Board of Directors on February 25, 2000, a copy of which was included as Appendix A to the Proxy Statement for the 2001 Annual Meeting of Shareholders.

Governance Committee (2 meetings in fiscal 2002)

•	Evaluates policies related to Board membership, procedure and corporate governance;
•	Recommends to the Board the persons to serve as Chairman of the Board and as Chief Executive Officer;
•	Reviews and makes recommendations on directors’ compensation; and
•	Recommends to the Board nominees for the position of director.

Management Organization and Compensation Committee (4 meetings in fiscal 2002)

•	Develops the Company's philosophy on executive compensation;
•	Determines the compensation of the Company's Chief Executive Officer and reviews the compensation of the other executive officers;
•	Reviews the performance of the Chief Executive Officer;
•	Reviews and makes recommendations on management organization and succession plans; and
•	Administers the Company’s executive stock option and incentive plans.

NOMINATION OF DIRECTORS

        Shareholders may nominate candidates for election to the Board who will be considered by the Governance Committee. Recommendations should be made in writing and addressed to the Governance Committee in care of the Secretary of the Company at the Company’s corporate headquarters. The By-laws provide that timely notice must be received by the Secretary not less than 90 days prior to the anniversary of the date of the Annual Meeting of Shareholders. The nominations must set forth (i) the name, age, business and residential addresses and principal occupation or employment of each nominee proposed in such notice; (ii) the name and address of the shareholder giving the notice, as it appears in the Company’s stock register; (iii) the number of shares of capital stock of the Company which are beneficially owned by each such nominee and by such shareholder; and (iv) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of the Company, if elected.

AUDIT COMMITTEE REPORT

Report of the Audit Committee

        The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. In performing its oversight function, the Audit Committee has relied upon advice and information received in its discussions with the Company’s management and independent auditors.

        The Audit Committee is composed of independent directors, and acts under a written charter adopted and approved by the Board. The Audit Committee has reviewed and reassessed the adequacy of its Charter and has concluded that the Charter satisfactorily states the responsibilities of the Committee. The Audit Committee expects to recommend a revised audit committee charter to the Board in May 2003 to reflect recent developments. Each member of the Audit Committee meets the independence requirements of the New York Stock Exchange.

        The Audit Committee has reviewed the audited financial statements of the Company for the fiscal year ended December 27, 2002 with both management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent auditors. The Audit Committee also discussed with Deloitte the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

        The Audit Committee has also received the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed with Deloitte their independence. The Audit Committee has considered the effect of non-audit fees on the independence of Deloitte and has concluded that such non-audit services are compatible with the independence of Deloitte.

        Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2002, for filing with the Securities and Exchange Commission.

The Members of the Committee
Mr. William G. Van Dyke, Chair
Mr. William J. Carroll
Mr. J. Kevin Gilligan
Mr. Mark H. Rauenhorst

Principal Accountant Fees and Services

        The following table sets forth the aggregate fees billed to Graco Inc. for the fiscal year ended December 27, 2002, by the Company’s principal accounting firm, Deloitte &Touche LLP. The Audit Committee has considered the scope and fee arrangements for all services provided by the independent auditor, taking into account whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

	2002	2001

Audit Fees	$410,000	$338,000
Audit Related Fees (1)	7,000	27,000
Tax Fees (2)	84,000	114,000
Other Fees (3)	70,000	180,000

Total	$571,000	$659,000

(1)	Includes fees for: employee benefit plan audits of $6,000 and $9,000 in 2002 and 2001, due diligence services of $8,000 in 2001 and accounting assistance of $1,000 and $10,000 in 2002 and 2001.

(2)	Includes fees for: tax compliance services of $58,000 and $77,000 in 2002 and 2001 and tax advice of $26,000 and $37,000 in 2002 and 2001.

(3)	Includes fees for: individual employee benefit statement preparation of $57,000 and $89,000 in 2002 and 2001 and other services of $13,000 and $91,000 in 2002 and 2001.

EXECUTIVE COMPENSATION

Report of the Management Organization and Compensation Committee

Overview

        The Management Organization and Compensation Committee of the Board (hereafter called “the Committee”), composed of five independent nonemployee directors, is responsible for developing the Company’s philosophy and structure for executive compensation. Consistent with this philosophy, on an annual basis the Committee determines the compensation of the Chief Executive Officer and reviews the compensation of the other executive officers.

        Compensation plans which provide for grants or awards of Company stock to executive officers are approved by the Board and the shareholders of the Company. In 1993, the Internal Revenue Code (“the Code”) was amended to include a deductibility limit for remuneration to certain executive officers [Section 162(m) of the Code]. Qualified performance-based compensation is not subject to this deductibility limit. The Graco Inc. Stock Incentive Plan, which permits grants of stock options and stock appreciation rights to executive officers, meets the requirements of Section 162(m) in all respects.

        In order to qualify annual incentive awards to the Chief Executive Officer and other executive officers as performance-based compensation under Section 162(m) of the Code, the Company has an Executive Officer Annual Incentive Bonus Plan. This Plan meets the requirements of Section 162(m) in all respects.

Executive Compensation Philosophy and Structure

        It is the Company’s philosophy to set its executive compensation structure at ranges that are competitive with those of durable goods manufacturers of comparable size. These ranges are determined by consulting a variety of independent third-party executive compensation surveys. Executive compensation is then delivered through:

•	base salaries which recognize the experience and performance of individual executives;
•	aggressive, performance-driven incentives which:
-	enhance shareholder value;
-	balance annual and long-term corporate objectives; and
-	provide meaningful amounts of Company stock; and
•	competitive benefits.

        The specific components of the executive compensation program are described below.

        Base salary ranges are established using the salary and trend data for comparably-sized durable goods manufacturers, as published in a variety of independent third-party executive compensation surveys. The actual base salary of each officer, within the range, is determined by the executive’s performance, which is evaluated annually by the Chief Executive Officer and reviewed and approved by the Committee. Both financial and management factors are considered in the evaluation.

        The Executive Officer Annual Incentive Bonus Plan (the “Executive Bonus Plan”) was available in 2002 to the Chief Executive Officer and any other executive officer designated by the Committee. The Committee is authorized to establish financial growth targets for each participant directly and specifically tied to one or more financial measures. On or before the 90th day of the Company’s fiscal year, the Committee identifies the participants, establishes the “Targeted Bonus Maximum Percentages” for each participant, and establishes the applicable “Financial Measures” and the “Company Performance Target(s)” for each “Financial Measure,” as these terms are defined in the Executive Bonus Plan. After the close of the fiscal year, the Committee certifies the extent to which the Company Performance Target(s) have been attained.

        The Annual Bonus Plan covers key managers of the Company and executive officers who do not participate in the Executive Bonus Plan. The Annual Bonus Plan, available in 2002 to 11 executive officers and 34 other management employees, is structured to encourage growth in both sales and net earnings by the Company. The Committee establishes corporate sales and net earnings growth targets during the first quarter of each year. Sales and net earnings targets for 2002 were established to exceed prior year results. In addition, the Chief Executive Officer has been given the authority to establish divisional and regional growth targets for the executive officers in charge of specific divisions and regions. Targets are set for minimum, midpoint and maximum payouts under the Plan.

        In 2002, the Committee established a range of payouts under the Executive Bonus Plan and the Annual Bonus Plan as a percent of base salary for executive officers as follows:

Position	Minimum Payout as a % of Base Salary	Maximum Payout as a % of Base Salary

Chief Executive Officer	0%	90%
Vice President	0%	70%

The actual Annual Bonus Plan award for each executive officer in charge of a specific division or region was determined by evaluating corporate, divisional and regional performance against the established financial targets for that division or region, and corporate sales and net earnings results. Mr. McHale’s bonus award was determined using various measures of manufacturing performance, corporate sales and net earnings results. The bonus awards for the Chief Executive Officer and executive officers in charge of corporate staff functions were determined using corporate sales and net earnings results. For 2002, corporate sales results led to an award that was 25% of the maximum payout attributable to sales, which was 25% of the total maximum payout. Corporate net earnings results led to an award that was 100% of the maximum payout attributable to corporate net earnings, which was 75% of the total maximum payout. Awards were made for 2002 to all executive officers under the Annual Bonus Plan with the exception of Mr. Roberts, whose award was made under the Executive Bonus Plan.

        Under the Chairman’s Award Program, a total of $89,500 in individual discretionary awards were granted to recognize significant contributions by selected executive officers and other management employees. In 2002, Chairman’s awards were granted to 10 employees.

        The Executive Long Term Stock Incentive Program is structured to align the interests of executive officers with those of all Graco shareholders. The Long Term Stock Incentive program for 2002 consisted of stock options granted to the executive officers and restricted stock grants to executive officers under the Graco Inc. Stock Incentive Plan (“the Stock Incentive Plan”). The number of stock options granted to each executive officer was determined using competitive data for comparably-sized durable goods manufacturers, as reflected in independent third-party long-term incentive surveys. These options were non-incentive stock options with a 10-year duration and a vesting schedule of 25% after years one, two, three and four.

        Executive officers are eligible to participate in the employee benefit programs available to all Graco employees.

Compensation of the Chief Executive Officer

        On an annual basis, the Committee is responsible for reviewing the individual performance of the Chief Executive Officer and determining appropriate adjustments in base pay and award opportunities under the Executive Bonus Plan and the Stock Incentive Plan.

        Mr. Roberts served as Chief Executive Officer of the Company for his first full year in 2002. The Committee, using competitive salary survey data, established Mr. Roberts’ base salary at $450,000 per year. These data were based on comparably sized durable goods manufacturing companies, as published in independent compensation surveys. Mr. Roberts earned a bonus award under the Executive Bonus Plan of $329,144, which is equal to 73% of Mr. Roberts’ 2002 base salary. The maximum payout as a percent of base salary for Mr. Roberts was 90%. The 2002 bonus award was based upon the achievement of specified levels of net sales and net earnings of the Company. Sales of $487 million in 2002 represent an increase in sales of 3.0% from 2001. Net earnings of $75.6 million in 2002 represent an increase in net earnings of 15.9% from net earnings in 2001.

        Review of the 2002 performance of the CEO by the Committee included recognition of Mr. Roberts joining Graco on June 25, 2001, with 2002 being his first full year with responsibility for strategic direction as well as the full scope of operations management. Revenue and net earnings in 2002 grew by 3% and 15.9% respectively over 2001 in a difficult economic environment. During 2002 Mr. Roberts has introduced a vision to accelerate sales growth at Graco. Graco stock has continued to perform well in 2002, generating a superior return to Graco shareholders, particularly in comparison to the Dow Jones Factory Equipment Index and the S& P 500 Index. Based on this review, the Committee increased Mr. Roberts’ base salary from $450,000 to $485,000, effective January 1, 2003. For 2003 Mr. Roberts will participate in the Executive Bonus Plan, with a minimum payout of 0% of base salary and a maximum payout of 90% of base salary.

The Members of the Committee
Ms. Martha A.M. Morfitt, Chair
Mr. Robert G. Bohn
Mr. William J. Carroll
Mr. Lee R. Mitau
Mr. James H. Moar

Comparative Stock Performance Graph

        The graph below compares the cumulative total shareholder return on the common stock of the Company for the last five fiscal years with the cumulative total return of the S&P 500 Index and of the Dow Jones Factory Equipment Index over the same period (assuming the value of investment in Graco common stock and each index was 100 on December 26, 1997, and all dividends were reinvested).

Five Year* Cumulative Total Shareholder Return

*Fiscal Year Ended Last Friday in December

Summary Compensation Table

        The following table shows both annual and long-term compensation awarded to or earned by the Chief Executive Officer and the four most highly compensated executive officers of the Company whose total annual salary and bonus for 2002 exceeded $100,000.

	Annual Compensation					Long Term Compensation Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position	Year	Salary ($)[1,2]		Bonus ($)[1,3]	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)[4]	Securities Underlying Options/ SARs (#)[5]	All Other Compen- sation ($)[6]

David A. Roberts	2002		451,269	329,144	0	0	60,000	5,767
President and Chief	2001	[7]	224,514	38,175	0	115,800	75,000	0
Executive Officer	2000		N/A	N/A	N/A	N/A	N/A	N/A
Dale D. Johnson	2002		241,846	142,560	0	109,125	15,000	6,000
Vice President,	2001		252,469	57,975	0	0	30,000	5,100
Contractor Equipment Division	2000		280,267	202,989	0	0	45,000	5,100
Charles L. Rescorla	2002		196,502	108,316	0	109,125	15,000	5,553
Vice President,	2001		185,170	21,671	0	0	15,000	5,100
Industrial/Automotive	2000		168,211	112,450	0	0	16,875	5,100
Equipment Division
Patrick J. McHale	2002		180,156	112,241	0	109,125	11,250	6,000
Vice President,	2001		170,093	56,529	0	0	11,250	5,100
Manufacturing	2000		147,141	119,507	0	0	16,875	5,100
James A. Graner	2002		175,266	112,394	0	109,125	7,500	5,856
Vice President and	2001		164,574	21,682	0	0	7,500	5,100
Controller	2000		163,647	101,368	0	0	11,250	5,100

(1)	Deferred compensation is included in Salary and Bonus in the year earned.

(2)	In addition to base salary, the reported figure includes amounts attributable to the imputed value of the group term life insurance benefit for each of the named executive officers.

(3)

Bonus includes any awards under the Executive Bonus Plan, the Annual Bonus Plan and the Chairman’s Award Program described in the Management Organization and Compensation Committee Report. Chairman’s awards of $15,000 each were made to Mr. Rescorla and Mr. Graner in 2002; Mr. McHale received an award for $25,000 in 2000.

(4)

Restricted stock grants were made to Mr. Johnson, Mr. McHale, Mr. Rescorla and Mr. Graner on May 7, 2002 in the amount shown on the table. The restrictions will lapse on May 7, 2005. A restricted stock grant was made to Mr. Roberts on June 25, 2001 in the amount shown on the table. The restrictions will lapse on June 25, 2004.

(5)

On May 7, 2002, the Board of Directors approved a three-for-two stock split effective June 6, 2002, for shares outstanding on May 21, 2002. The number of options, as well as the exercise price, has been restated in this table and all subsequent tables to reflect the split.

(6)

The compensation reported includes the Company contributions under the Graco Employee Investment Plan (excluding employee contributions). For 2002, the Company contribution accrued under the Graco Employee Investment Plan for each named executive officer was as follows: $5,767 for Mr. Roberts; $6,000 for Mr. Johnson, $5,553 for Mr. Rescorla, $6,000 for Mr. McHale and $5,856 for Mr. Graner. The Company contribution under the Graco Employee Investment Plan is a dollar for dollar match up to the first 3% of employee contributions.

(7)	Mr. Roberts joined the Company on June 25, 2001.

Option Grants Table (Last Fiscal Year)

        The following table shows the stock options granted to the named executive officers during 2002, their exercise price and their grant date present value.

	Individual Grant[1]				Grant Date Value[2]
(a)	(b)	(c)	(d)	(e)	(f)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/SH)	Expiration Date	Grant Date Present Value ($)

David A. Roberts	60,000	10.5%	27.59	2/22/12	656,400
Dale D. Johnson	15,000	2.6%	27.59	2/22/12	164,100
Charles L. Rescorla	15,000	2.6%	27.59	2/22/12	164,100
Patrick J. McHale	11,250	2.0%	27.59	2/22/12	123,075
James A. Graner	7,500	1.3%	27.59	2/22/12	82,050

(1)

Non-incentive stock options were granted on February 22, 2002, in the amount shown on the table. The options become exercisable in equal installments over four years, beginning with the first anniversary date of the grant.

(2)

The Black-Scholes option pricing model has been used to determine the grant date present value. Annual volatility was calculated using monthly returns for 36 months prior to the grant date, the interest rate was set using U.S. Treasury securities of similar duration to the option period as of the grant date, and dividend yield was established as the yield on the grant date. A 10% discount for nontransferability and 3% discount to reflect the possibility of forfeiture over a two-year period were applied. For grants expiring on February 22, 2012, the assumptions used in the model were annual volatility of 37.08%, interest rate of 5.03%, dividend yield of 1.06%, and time to exercise of 10 years.

Aggregated Option Exercises in Last Fiscal Year And Fiscal Year-End Option Values

        The following table shows the value of outstanding in-the-money options at the end of the fiscal year 2002 for the named executive officers.

(a)	(b)	(c)	(d)	(e)
Name	Shares Acquired on Exercise (#)	Value[1] Realized	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($)[2] Exercisable/ Unexercisable

David A. Roberts	0	$ 0	18,750/116,250	139,688/458,663
Dale D. Johnson	27,487	555,971	42,000/88,125	619,163/1,038,825
Charles L. Rescorla	9,112	205,840	64,501/45,936	1,262,200/453,660
Patrick J. McHale	7,593	164,768	16,764/29,811	238,239/246,287
James A. Graner	16,875	372,431	38,440/27,185	656,310/294,934

(1)	“Value realized” is the difference between the closing price of the Company’s common stock on the date of exercise and the option price of the options multiplied by the number of shares received.

(2)

“Value at fiscal year-end” is the difference between $28.25, the closing price of the Company’s common stock on December 27, 2002, and the option price multiplied by the number of shares subject to options.

Equity Compensation Plan Information

The following table provides information about shares that may be issued under the Company’s various stock option and purchase plans at December 27, 2002:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by
security holders	2,008,785	16.63	3,125,356
Equity compensation plans not approved by
security holders [1]	646,870	16.47	1,285,969

Total	2,655,655	$16.59	4,411,325

[1]

The Company maintains one plan that did not require approval by shareholders. The Employee Stock Incentive Plan is a broad-based plan designed to offer employees who are not officers of the Company the opportunity to acquire Graco stock. Option price is the market price on the date of the grant. Options become exercisable at such time and in such installments as the Company shall determine, and expire ten years from the date of grant.

Change in Control and Termination Arrangements

        Each of the executive officers listed in the Summary Compensation Table, and certain other key executives of the Company, have entered into a change of control agreement with the Company (singularly “Agreement”; collectively the “Agreements”). The change of control period is defined to extend for two years from the date the Agreement is executed. Each year this period is automatically extended for one year so as to terminate two years from the annual anniversary date of the Agreement, unless the Company gives the executive notice that the Company does not wish to extend this period.

        A change of control is generally defined in the Agreements to have occurred if: (i) a person other than a trust person (as defined in the Agreement) acquires beneficial ownership of 25% or more of the Company’s outstanding common stock, except acquisitions directly from the Company, by the Company, by a Company employee benefit plan, by the executive or a group of which he is a part, or by a person with beneficial ownership of shares under the Trust Under the Will of Clarissa L. Gray which equals or exceeds a certain percentage; or (ii) members of the Incumbent Board (as defined in the Agreement) cease to be in the majority on the Board; or (iii) the shareholders approve a reorganization, merger, consolidation or statutory exchange of the Company’s outstanding common stock, or approve a sale or other disposition of all or substantially all of the assets of the Company; or (iv) the shareholders approve a complete liquidation or dissolution of the Company.

        Each Agreement provides that for two years after a change of control there will be no adverse change in the executive’s duties and responsibilities, compensation program, benefits or other circumstances, provided that nothing will restrict the right of the executive or the Company to terminate the employment of the executive. If the executive’s employment is terminated by the Company for any reason other than for good cause, death, or disability, or by the executive for “good reason” (as defined in the Agreement), within two years following a change of control, the executive will be entitled to certain benefits. These benefits include a sum equivalent to the executive’s base salary to the date of termination (to the extent not yet paid), a bonus calculated according to a formula (set forth in the Agreement) for the year in which the termination occurs, two times the executive’s annual base salary, two times the midpoint between the maximum and minimum bonus for the fiscal year in which the termination occurs, and benefit coverage for a minimum of two years following the date of termination.

        The payments to which the employee is entitled are subject to reduction in the event the payments would constitute a parachute payment within the meaning of Section 280G of the Code or any successor provision, provided that the reduction does not exceed $25,000. If the reduction would exceed $25,000, there will be no reduction and the Company will make an additional payment to the executive in the amount that will put the executive in the same after-tax position as if no excise tax under the Code had been imposed.

        In the event that the employment of Mr. Roberts is terminated involuntarily for other than gross or willful misconduct, he will be paid an amount equal to two years of his then base salary. He will also be entitled to a bonus for the year of his termination, based on the bonus program and formula then in effect for him and salary actually earned by him during that year. The Company will also reimburse him for any premiums for the Company’s health plans he elects to pay under COBRA.

        It is the practice of the Company to continue to provide base salary to executive officers whose employment is involuntarily terminated by the Company for a period of twelve months or until the officer secures other employment, whichever is the lesser period.

Retirement Arrangements

        The Company has an employee retirement plan which provides pension benefits for eligible regular, full- and part-time employees. Benefits under the Graco Employee Retirement Plan (“Retirement Plan”) consist of a fixed benefit which is designed to provide retirement income at age 65 of 43.5% of average monthly compensation, less 18% of Social Security-covered compensation (calculated in a life annuity option) for an employee with 30 years of service. Average monthly compensation is defined as the average of five consecutive highest years’ cash compensation during the last ten years of service, including base salary, Executive Bonus Plan awards, and Annual Bonus Plan awards, but excluding Executive Long Term Incentive Program awards, divided by sixty. Benefits under the Retirement Plan vest upon five years of benefit service.

        Federal tax laws limit the annual benefits that may be paid from a tax-qualified plan such as the Retirement Plan. The Company has adopted an unfunded plan to provide benefits to retired executive officers impacted by the benefit limits, so that they will receive, in the aggregate, the benefits the executive would have been entitled to receive under the Retirement Plan had the limits imposed by the tax laws not been in effect. The maximum annual pension payable to or on behalf of the executive under the unfunded plan will be equal to the difference between $170,000 and the benefits actually payable under the Retirement Plan when the limits imposed by the tax laws are applied.

        The following table shows the estimated aggregate annual benefits payable under the Retirement Plan and the unfunded plan for the earnings and years of service specified. The years of benefit service for the Chief Executive Officer and the executive officers listed in the Summary Compensation Table are: Mr. Roberts, 1 year; Mr. Johnson, 27 years; Mr. Rescorla, 14 years; Mr. McHale, 13 years; and Mr. Graner 29 years. A maximum of 30 years had previously been counted in the pension benefit calculation. For 1998 and subsequent years, the 30 year maximum has been eliminated.

Estimated Aggregate Annual Retirement Benefit
Final Average Compensation	5 Years Service	10 Years Service	15 Years Service	20 Years Service	25 Years Service	30 Years Service	35 Years Service	40 Years Service	45 Years Service

$200,000	$13,317	$ 26,633	$ 39,950	$ 53,267	$ 66,583	$ 79,900	$ 93,217	$106,533	$119,850
300,000	20,567	41,133	61,700	82,267	102,833	123,400	143,967	164,533	170,000
400,000	27,817	55,633	83,450	111,267	139,083	166,900	170,000	170,000	170,000
500,000	35,067	70,133	105,200	140,267	170,000	170,000	170,000	170,000	170,000
600,000	42,317	84,633	126,950	169,267	170,000	170,000	170,000	170,000	170,000
700,000	49,567	99,133	148,700	170,000	170,000	170,000	170,000	170,000	170,000
800,000	56,817	113,633	170,000	170,000	170,000	170,000	170,000	170,000	170,000

        Prior to December 31, 1996, the Company entered into deferred compensation agreements with selected executive officers, including certain named executives in the Summary Compensation Table. These agreements provide for the payment per year of $10,000 in deferred compensation to the officer for ten years after retirement, or to a beneficiary in the event of death prior to the expiration of the ten year period. These agreements also include provisions for non-competition and the payment of $5,000 per year in the event the officer becomes disabled prior to age 65. The $5,000 per year disability payments cease upon the attainment of age 65. A deferred compensation agreement remains in effect for Mr. Graner.

Directors’ Fees

        During 2002, the Company paid each director, except directors who were also employees of the Company, an annual retainer of $20,000, plus a meeting fee of $1,000 for each Board meeting and $1,000 for each committee meeting attended. The annual retainer for the Chairman of the Board was $60,000. On February 21, 2003, the Board approved an increase in the annual retainer to $24,000 per year, an additional retainer of $5,000 for the chairs of the Governance Committee and the Management Organization and Compensation Committee, and an additional retainer of $7,500 for the chair of the Audit Committee. These changes will be effective as of May 6, 2003.

        On February 23, 2001, the Board terminated the retirement benefit for nonemployee directors, which provided that upon cessation of service, nonemployee directors who have served for five full years will receive quarterly payments for five years at a rate equal to the director’s annual retainer in effect on the director’s last day of service on the Board. Retirement payments will be made in accordance with the retirement benefit to Mr. Baukol, Mr. Mitau, Ms. Morfitt and Mr. Van Dyke upon their respective retirements.

        In 1994, shareholders approved a Nonemployee Director Stock Plan. Under this Plan, a nonemployee director may elect to receive all or part of the director’s annual retainer in the form of shares of the Company’s common stock instead of cash. In September 1997, the Plan was amended to create a deferred stock account alternative for the deferral of the annual retainer. This alternative provides for the crediting of shares of common stock to a deferred stock account held by a trustee in the name of the nonemployee director. Dividends paid on the common stock, held in the deferred accounts, will be credited to the accounts at the time of payment. In 1999 the Plan was amended to allow nonemployee directors to defer all or part of the meeting fees as well as the annual retainer. Participating directors may elect to receive payment from their deferred stock account in a lump sum or installments. Payments, whether in a lump sum or by installments, shall be made in shares of common stock, plus cash in lieu of any fractional share. Eight directors have elected to defer all or part of their annual retainer and/or meeting fees into the deferred stock accounts established under this Plan.

        Under the Graco Inc. Stock Incentive Plan, nonemployee directors receive an initial option grant of 3,000 shares upon first appointment or election and an annual option grant of 2,500 shares on the date of the Company’s Annual Shareholders’ Meeting. Options granted under the Plan are non-statutory, have a ten-year duration and become exercisable in equal installments over four years, beginning with the first anniversary date of the grant. The option exercise price is the fair market value on the date of grant.

Certain Business Relationships

          Mr. Mitau, who has been a director of Graco since 1990 and Chairman of the Board of the Company since May 2002, is Executive Vice President and General Counsel of U.S. Bancorp, a bank holding company. U.S. Bank National Association and the Company have entered into a $30 million credit agreement expiring on December 26, 2003. There is no amount outstanding to U.S. Bank under this credit agreement. U.S. Bank also provides the Company with banking services such as cash management, payroll accounts, foreign currency exchange, wire transfers and letters of credit. U.S. Bank is also a trustee of the Graco Employee Retirement Plan.

BENEFICIAL OWNERSHIP OF SHARES

        The following information, furnished as of March 6, 2003, indicates beneficial ownership of the common shares of the Company by each director, each nominee for election as director, the named executive officers and by all directors and executive officers as a group. Except as otherwise indicated, the persons listed have sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent of Common Stock Outstanding*

R. O. Baukol	46,163
R. G. Bohn[4]	11,674
W. J. Carroll	16,517
J. K. Gilligan[4]	7,081
J. A. Graner	105,300
D. D. Johnson	88,499
D. A. Koch[3,4,5,7]	2,422,048	5.07%
P. J. McHale	37,192
L. R. Mitau	44,706
J. H. Moar	5,050
M. A.M. Morfitt	36,059
M. H. Rauenhorst[4]	11,456
C. L. Rescorla[4]	117,389
D. A. Roberts[4]	39,175
W. G. Van Dyke	41,359
All directors and	3,286,730	6.88%
executive officers as a
group (21 persons)[3,4,5,6]

*	Less than one (1) percent if no percentage is given.

(1)	All share data reflects the three-for-two stock split effective June 6, 2002.

(2)

Includes 461,522 shares with respect to which executive officers and 217,401 shares with respect to which non-employee directors, have a right, as of May 6, 2003, to acquire beneficial ownership upon the exercise of vested stock options.

(3)

Includes the following shares owned by spouses of directors and named executive officers as to which the director or executive officer may be deemed to share voting and investment power: Mr. Koch, 536,853 shares.

(4)

Excludes the following shares as to which beneficial ownership is disclaimed: (i) 232,499 shares owned by the Graco Employee Retirement Plan, as to which Messrs. Koch, Bohn, Gilligan, Rauenhorst and Roberts share voting and investment power as members of the Company’s Investment Committee; (ii) 20,039 shares held by The Graco Foundation as to which Messrs. Koch and Rescorla share voting and investment power as directors; and (iii) 115,700 shares held by Greycoach Foundation as to which Mr. Koch shares voting and investment power as a director.

(5)

Includes 1,209,444 shares held by the Clarissa L. Gray Trust, of which Mr. Koch’s wife, Barbara Gray Koch, and their children are the beneficiaries and as to which Mr. Koch shares voting and investment power as trustee. See “Principal Shareholders”.

(6)

If the shares referred to in footnote 4 above, as to which one or more directors and designated executive officers share voting power were included, the number of shares beneficially owned by all directors, nominees for election as director and executive officers would be 3,654,968 shares, or 7.65% of the outstanding shares.

(7)

On March 13, 2003, the Company repurchased 2.2 million shares of common stock from Mr. and Mrs. Koch, the Trust under the Will of Clarissa L. Gray (the “Trust”) and the Greycoach Foundation. As a result, the Trust and the Greycoach Foundation no longer hold any common stock of the Company, and Mr. Koch or Mrs. Koch hold 318,361 shares of common stock, which constitutes less than 1% of the outstanding shares.

Principal Shareholders

        The following table identifies each person or group known to the Company to beneficially own as of March 6, 2003, more than 5 percent of the outstanding common shares of the Company, the only class of security entitled to vote at the Annual Meeting.

	Beneficial Ownership	Percent of Class

David A. Koch[1,2,3]	2,422,048	5.07%
Ariel Capital Management, Inc.[4]	6,889,640	14.47%
FMR Corp.[5]	2,621,725	5.51%
Kayne Anderson Rudnick Investment	2,723,170	5.70%
Management, LLC[6]

(1)

Includes 1,209,444 shares owned by the Trust under the Will of Clarissa L. Gray (the “Trust”). Mr. Koch is one of the trustees of the Trust and the beneficiaries of the Trust are Mrs. Koch and their children. The other trustees are Paul M. Torgerson, Senior Vice President and Chief Administrative Officer at Fairview Health Services, Minneapolis, Minnesota, and US Bank Trust National Association S.D., Sioux Falls, South Dakota. The trustees share voting and dispositive power. Includes 1,145,494 shares owned by Mr. or Mrs. Koch. Includes 67,110 shares with respect to which Mr. Koch has a right, as of May 6, 2003, to acquire beneficial ownership upon the exercise of vested stock options.

(2)

Excludes the following shares as to which beneficial ownership is disclaimed: (i) 232,499 shares owned by the Graco Employee Retirement Plan, as to which Messrs. Koch, Bohn, Gilligan, Rauenhorst and Roberts share voting and investment power as members of the Company’s Investment Committee; (ii) 20,039 shares held by The Graco Foundation, as to which Messrs. Koch and Rescorla share voting and investment powers as directors; and (iii) 115,700 shares held by Greycoach Foundation, as to which Mr. Koch shares voting and investment power as a director.

(3)

On March 13, 2003, the Company repurchased 2.2 million shares of common stock from Mr. and Mrs. Koch, the Trust and the Greycoach Foundation. As a result, the Trust and the Greycoach Foundation no longer hold any common stock of the Company, and Mr. Koch or Mrs. Koch hold 318,361 shares of common stock, which constitutes less than 1% of the outstanding shares.

(4)	Based on information of beneficial ownership as of December 31, 2002 included in a Schedule 13G filed on February 4, 2003.

(5)	Based on information of beneficial ownership as of December 31, 2002 included in a Schedule 13G filed on February 14, 2003.

(6)	Based on information of beneficial ownership as of December 31, 2002 included in a Schedule 13G filed on February 7, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company’s executive officers, directors, and 10 percent shareholders are required under the Securities Exchange Act of 1934 and regulations promulgated thereunder to file initial reports of ownership of the Company’s securities and reports of changes in that ownership with the Securities and Exchange Commission. Copies of these reports must also be provided to the Company.

        Based upon its review of the reports and any amendments made thereto furnished to the Company, or written representations that no reports were required, the Company believes that all reports were filed on a timely basis by reporting persons during and with respect to 2002, except for one inadvertent late filing by Mr. George Aristides, who sold 6,343 shares in February 2002, and whose wife sold 49,597 shares in February 2002.

PROPOSAL 2

PROPOSAL TO APPROVE THE GRACO INC. EXECUTIVE OFFICER ANNUAL INCENTIVE BONUS PLAN

        The Company seeks shareholder approval of the Graco Inc. Executive Officer Annual Incentive Bonus Plan (the “Plan”). This Plan is identical to the Executive Officer Annual Incentive Bonus Plan adopted by the shareholders at the Annual Meeting of Shareholders on May 4, 1999, which will expire on December 31, 2003. This proposed Plan will, if approved, be effective January 1, 2004 and expire on December 31, 2007. The Plan will be administered by the Management Organization and Compensation Committee of the Board (the “Committee”). The Plan is intended to qualify compensation paid thereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code generally limits to $1 million the Company’s federal income tax deductions for compensation paid to named executive officers that is not performance-based compensation within the meaning of that section. Shareholder approval of the Plan is necessary in order for the Company to deduct any excess amount of compensation.

        The Committee is composed solely of non-employee directors who are outside directors within the meaning of Section 162(m) of the Code. Participants in the Plan are the Chief Executive Officer and any other executive officer of the Company designated by the Committee within the first 90 days of the fiscal year.

        Participants shall be eligible for the payment of a bonus if certain performance targets are achieved. The performance targets are financial growth targets established by the Committee at the beginning of each fiscal year and must be directly tied to one or more financial measures, including, among other things, net earnings and net revenues. No payment may be made if the performance targets are not achieved. No adjustment of the award to any participant is permitted, but certain changes in status, such as death, retirement or disability, will cause the bonus payment to be pro-rated and resignation or termination prior to the end of the fiscal year will eliminate the bonus entirely. There is a $1million individual award limit in any fiscal year.

        The Committee may amend the Plan prospectively and may terminate or curtail the benefits of the Plan.

        The above description summarizes the principal features of the Plan, but is qualified in its entirety by reference to the text of the Plan which is set forth as Annex A to this Proxy Statement.

        Awards under the Plan will be based upon performance targets established with respect to each fiscal year. Accordingly, the amount of awards to be paid in the future to any participant cannot be determined at this time since the performance period has not yet been completed. Actual awards will depend upon actual performance measured against the attainment of the pre-established performance targets.

        If the shareholders fail to approve the Plan at the Annual Meeting, the compensation awarded under the Plan will not qualify as “performance-based” for purposes of the deductibility limits of Section 162(m) of the Code.

        Other Bonus Plans. The Company has other plans pursuant to which bonuses may be awarded to the employees eligible to participate in the above-described Plan, if they are not designated as participants in this Plan.

        Federal Income Tax Consequences. The Company will generally be entitled to a deduction equal to the amount of ordinary income realized by the participant upon payment of a bonus. The amount of bonus received by a participant under the Plan will be included in the income of the participant at the time of payment and will be subject to tax at ordinary income rates.

PROPOSAL 3

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

        Deloitte & Touche LLP (“Deloitte”) has acted as independent auditors for the Company since 1962. The Audit Committee of the Board, which has selected Deloitte as independent auditors for fiscal year 2003, recommends ratification of the selection by the shareholders. If the shareholders do not ratify the selection of Deloitte, the selection of the independent auditors will be reconsidered by the Audit Committee. A representative of Deloitte will be present at the meeting and will have the opportunity to make a statement if so desired and be available to respond to any shareholder questions.

OTHER MATTERS

        The Board is not aware of any matter, other than those stated above, which will or may properly be presented for action at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented by such proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

        The Company did not receive a request from any shareholder that a matter be submitted to a vote at the 2003 Annual Meeting. Any shareholders wishing to have a matter considered for inclusion in the proxy statement for the Annual Meeting in the year 2004 must submit such proposal in writing to the Secretary of the Company at the address shown on page 1 of this statement no later than November 28, 2003.

        Any shareholder proposal for the Annual Meeting in year 2004 not included in the Proxy Statement must be submitted by written notice to the Secretary of the Company by February 6, 2004 to be considered. The persons named as proxies intend to exercise their discretionary authority to vote as they deem in the best interests of the Company on any such shareholder proposal.

        YOU ARE RESPECTFULLY REQUESTED TO EXERCISE YOUR RIGHT TO VOTE. YOU MAY DO SO BY CALLING OUR TOLL-FREE TELEPHONE VOTING NUMBER (1-800-240-6326) AND FOLLOWING THE VOICE INSTRUCTIONS OR BY COMPLETEING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. In the event that you attend the meeting, you may revoke your proxy (either given by telephone or by mail) and vote your shares in person if you wish.

For the Board of Directors

\Robert M. Mattison
Robert M. Mattison
Secretary

Dated: March 27, 2003

NOTE: Vote by telephone – call 1-800-240-6326

© 2003 Graco Inc. 3/02 6.5M Printed in U.S.A.

ANNEX A

EXECUTIVE OFFICER
ANNUAL INCENTIVE BONUS PLAN

1.     Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.1 Base Salary — a specific dollar amount for each Participant as identified in Schedule A

1.2     Compensation Committee — the Management Organization and Compensation Committee of the Board of Directors of Graco Inc.; it is intended that the Compensation Committee will satisfy the requirements of Section 162(m) of the Code by being comprised of two or more “outside directors.”

1.3 Code — the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

1.4 Company — Graco Inc., a Minnesota corporation, and any of its affiliates that adopt the Plan.

1.5 Eligible Employee — the chief executive officer and any executive officer of the Company designated by the Compensation Committee.

1.6 Participant — an Eligible Employee designated by the Compensation Committee, at any time ending on or before the 90th day of each Performance Period, as subject to the Plan.

1.7 Performance Period — the Company's fiscal year.

1.8 Plan — this Executive Officer Annual Incentive Bonus Plan.

1.9 Maximum Targeted Bonus Percentage — the maximum potential bonus payout expressed as a percentage of Participant’s Base Salary as identified in Schedule B.

1.10    Company Performance Target(s) — the financial growth target(s) established by the Compensation Committee for a Performance Period and reflected in the percentages identified in Schedule C. The Company Performance Target(s) shall be directly and specifically tied to one or more of the following financial measures: consolidated pre-tax earnings, net revenues, net earnings, operating income, earnings before interest and taxes, cash flow, return on equity, return on net assets employed or earnings per share [hereinafter “Financial Measure(s)"]for the applicable Performance Period, all as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements and subject to other special rules and conditions as the Compensation Committee may establish at any time ending on or before the 90th day of the applicable Performance Period. Any Financial Measure may be stated in absolute terms or as compared to another company or companies. Such Financial Measures shall constitute the sole bases upon which the Company Performance Targets shall be based.

2.     Administration.

2.1 Determinations must be made prior to each Performance Period — At any time ending on or before the 90th day of each Performance Period, the Compensation Committee shall:

(a) designate the Participants in the Plan for that Performance Period;

(b) indicate the Base Pay of each Participant for the Performance Period by amending Schedule A in writing;

(c) establish Targeted Bonus Percentages for the Performance Period by amending Schedule B in writing;

(d) establish Company Performance Target(s)s for the Performance Period by amending Schedule C in writing.

2.2     Certification — Following the close of each Performance Period and prior to payment of any bonus under the Plan, the Compensation Committee must certify in writing that the Company Performance Target(s) and all other factors upon which a bonus is based have been attained.

2.3     Shareholder Approval — The material terms of the Plan shall be disclosed to and approved by shareholders of the Company in accordance with Section 162(m) of the Code. No bonus shall be paid under the Plan unless such shareholder approval has been obtained.

3.     Bonus Payment

3.1     Maximum — Each Participant shall receive a bonus payment for each Performance Period calculated in accordance with the formula set forth in subparagraph 3.2 and in an amount not greater than the Participant’s Maximum Targeted Bonus Percentage multiplied by the Participant’s Base Salary.

3.2 Formula — Subject to other provisions of this Plan, each Participant shall receive a bonus payment for each Performance Period calculated as follows:

(a) Each of the Company Performance Targets shall be assigned a weight expressed as a percent of the Participant’s Maximum Targeted Bonus Percentage.

(b) At the conclusion of each Performance Period, the percent of the Participant’s Maximum Targeted Bonus Percentage achieved for each applicable Financial Measure shall be calculated.

(c)     The percentages achieved by performing the calculation described in subparagraph 3.2(b) shall be added together and this sum shall be multiplied by the Participant’s Maximum Targeted Bonus Percentage.

(d) The amount obtained by performing the calculation described in subparagraph 3.2(c) shall be multiplied by the Participant’s Base Salary.

3.3 Limitations

(a)     No payment if Company Performance Targets not achieved — In no event shall any Participant receive a bonus payment hereunder if the Company Performance Targets and all other factors on which the bonus payment is based are not achieved during the Performance Period.

(b) No payment in excess of preestablished amount — No Participant shall receive a payment under the Plan for any Performance Period in excess of One Million Dollars ($1,000,000).

(c)     Pro-ration or elimination of Bonus payment — Participation in the Plan ceases with resignation, termination, retirement, death or long-term disability. A Participant who resigns or is terminated effective during the Performance Period is ineligible for a bonus payment. A Participant who retires, dies or becomes eligible for long-term disability benefits under the Company’s long-term disability benefit plan during the Performance Period will be paid a bonus based on a calculation performed in accordance with the provisions of subparagraph 3.2, provided, however, the Participant’s Base Salary shall be pro-rated to the date of retirement, death or eligibility for long-term disability benefits.

4.     Time and Form of Payments; Taxability — Subject to any deferred compensation election pursuant to any such plans of the Company, a bonus payment shall be made to the Participant in one or more cash payments as soon as determined by the Compensation Committee after it has certified that the Company Performance Target(s) and all other factors upon which the bonus payment for the Participant is based have been achieved.

4.1     Nontransferability — Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under the Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.

4.2     Tax Withholding — In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

5.     Amendment and Termination — The Compensation Committee may amend the Plan prospectively at any time and for any reason deemed sufficient by it without notice to any person affected by the Plan and may likewise terminate or curtail the benefits of the Plan, both with regard to persons expecting to receive benefits hereunder in the future and persons already receiving benefits at the time of such action, provided that no amendment to the Plan shall be effective which would increase the maximum amount payable to a Participant under paragraph 3.3(b), which would change the Financial Measures upon which Company Performance Targets must be based as set forth in subparagraph 1.10 of this Plan or which would modify the requirements for eligibility under subparagraph 1.5, unless the shareholders of the Company shall have approved such change in accordance with the requirements of Section 162(m).

6.     Miscellaneous

6.1 Effective Date — January 1, 2004

6.2     Term of the Plan — Unless the Plan shall have been discontinued or terminated, the Plan shall terminate on December 31, 2007. No bonus shall be granted after the termination of the Plan; provided, however, that a payment with respect to a Performance Period which begins before such termination may be made thereafter. In addition, the authority of the Compensation Committee to amend the Plan shall extend beyond the termination of the Plan.

6.3     Headings — Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

6.4     Applicability to Successors — The Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

6.5     Employment Rights and Other Benefit Programs — The provisions of the Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, the Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, the Participant’s employment at any time. The Plan shall not replace any contract of employment, whether oral or written, between the Company and any Participant, but shall be considered a supplement thereto. The Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. Receipt of benefits hereunder shall have such effect on contributions to and benefits under such other plans or programs as the provisions of each such other plan or program may specify.

6.6     No Trust or Fund Created — The Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

6.7 Governing Law — The validity, construction and effect of the Plan or any bonus payable under the Plan shall be determined in accordance with the laws of the State of Minnesota.

6.8     Severability — If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Compensation Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

6.9     Qualified Performance-Based Compensation — All of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder as qualified performance-based compensation within the meaning of Section 162(m) of the Code.

SCHEDULE A

BASE SALARY FOR PERFORMANCE PERIOD
BEGINNING ON                    AND ENDING ON

Name	Base Salary

Actual paid salary for the calendar year that most closely coincides with Company fiscal year but not in excess of $1,250,000

SCHEDULE B

TARGETED BONUS PERCENTAGE FOR PERFORMANCE PERIOD
BEGINNING ON                    AND ENDING ON

Name	Minimum Targeted Bonus Percentage as a Percentage of Base Salary	Maximum Targeted Bonus Percentage as a Percentage of Base Salary

SCHEDULE C

COMPANY PERFORMANCE TARGETS
FOR PERFORMANCE PERIOD
BEGINNING ON                    AND ENDING ON

Financial Measure(s)	Company Performance Target(s) Weight	Minimum Company Performance Target(s)	Maximum Company Performance Target(s)

	%	$	$
	%	$	$

GRACO INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 6, 2003
1:00 p.m.

George Aristides Riverside Center
1150 Sibley Street N.E.
Minneapolis, Minnesota 55413

GRACO INC. 88 Eleventh Avenue NE Minneapolis, Minnesota 5413	proxy

This Proxy is Solicited by the Board of Directors for use at the Graco Inc. Annual Meeting on Tuesday, May 6, 2003.

The shares of common stock of Graco Inc. which you were entitled to vote on March 6, 2003, will be voted as you specify on this card.

By signing this proxy, you revoke all prior proxies and appoint David A. Roberts and Mark W. Sheahan as Proxies, each with full power of substitution, to vote your shares as specified on the reverse side and at their discretion on any other matter which may properly come before the Annual Meeting or any adjournment thereof.

SEE REVERSE FOR VOTING INSTRUCTIONS

TO VOTE BY TELEPHONE – TOLL FREE – 1-800-240-6326 – QUICK *** EASY *** IMMEDIATE

Your telephone vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

•	Have your proxy card in hand.
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on May 5, 2003.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number. Both numbers appear in the box in the upper right hand corner.

Option 1: To vote as the Graco Board recommends on ALL proposals, press 1.
When asked, please confirm by pressing 1.
Option 2: To vote on each proposal separately, press 0. (You will then hear these instructions:)
Proposal 1:	to vote FOR ALL nominees, press 1
to vote WITHHOLD FOR ALL nominees, press 9
to vote WITHHOLD FOR AN INDIVIDUAL NOMINEE, press 0 and listen to the instructions
Proposal 2:	to vote FOR, press 1; AGAINST press 9; ABSTAIN, press 0
Proposal 3:	to vote FOR, press 1; AGAINST press 9; ABSTAIN, press 0

When asked, please confirm your vote by pressing 1.

TO VOTE BY MAIL

If you do not vote by telephone, mark, sign and date your proxy card and return the card in the postage-paid envelope provided (Graco Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873).

If you vote by telephone, there is no need to mail back your Proxy Card

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

Item 1.	Election of Directors	FOR ALL	WITHHOLD FOR ALL

NOMINEES:	Robert G. Bohn	William J. Carroll

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above)

Item 2.	Approval of the Executive Officer Annual Incentive Bonus Plan

FOR	AGAINST	ABSTAIN

Item 3.	Ratification of Appointment of Deloitte & Touche LLP as Independent Auditors

FOR	AGAINST	ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. A properly executed proxy will be voted in the manner directed by the person(s) signing below. If you make no choice, your proxy will be voted “FOR” Item 1, 2 and 3.

Please sign exactly as your name(s) appears at left. In the case of joint owners, each should sign. If signing as executor, trustee, guardian or in any other representative capacity or as an officer of a corporation, please indicate your full title.

Dated:

Signature
Signature